Exhibit 99.1

Electric City Corp. Reports Third Quarter 2003 Results
Quarter Focused on Building Backlog and Launching 50 Megawatt Chicago VNPP

ELK GROVE VILLAGE, IL, November 13, 2003 / PR Newswire/ — Electric City Corporation (AMEX: ELC), a leading developer, manufacturer and integrator of energy savings technologies and building automation systems, today announced its results for the three-month and nine-month periods ended September 30, 2003. The Company again reported improved results for the nine month period. The Company reported that its consolidated net loss for the third quarter of 2003 declined 18.8% to $1,075,954 from $1,325,256 for the third quarter of 2002. The net loss available to shareholders after deduction of dividends for the three-month period ended June 30, 2003 was $2,455,843 or $0.07 per share as compared to a loss of $1,948,960 or $0.06 per share for the year earlier period. Notably, the 2003 net loss available to shareholders included non-cash deemed dividends of $716,481 or $0.02 per share, compared to non-cash deemed dividends of $56,700 or $0.00 per share, recorded during the third quarter of 2003 Consolidated net revenue for the third quarter decreased 49.7% to $857,021 from $1,703,393 realized during the third quarter of 2002, as the Company prepared for the launch of its 50 Megawatt, VNPP project in Chicago.

The net loss for the nine-month period ended September 30, 2003 declined 51.9% to $4,087,369 from $8,499,618 recorded during the same period in the prior year. The year earlier loss included a $4,103,872 impairment loss and a $585,877 loss from discontinued operations, both of which were related to the Company’s switchgear business, which was sold in June 2003. The results for the nine-month period ended September 30, 2003 included a $1,066,651 loss from discontinued operations, again related to the switchgear business. The net loss available to shareholders after deduction of dividends declined 39.3% to $7,300,502 or $0.22 per share from $12,029,546 or $0.39 per share. Revenue for the first nine months declined 26.8% to $3,676,495 from $5,025,361 realized in the first nine months of 2002. The net loss available to shareholders for the nine-month period ended September 30, 2003 included non-cash deemed dividends of $945,766 or $0.03 per share, compared to non-cash deemed dividends of $507,992 or $0.02 per share for the same period in 2002.

“The third quarter marked the beginning of the new Virtual “Negawatt” Power (VNPP) era for Electric City,” stated John Mitola, the Company’s CEO. “Over this past summer, we re-aligned our resources to concentrate more on the development of utility programs similar to the 50 megawatt demand response system we are developing with Commonwealth Edison in northern Illinois. In the third quarter, we initiated the early stages of execution of the ComEd VNPP and intensified our negotiations with other utilities across North America. We also fine-tuned our commercial sales to focus on cross-selling with VNPP customers and expansion of scalable customers like our recently announced $4 million project with the Chicago Public Schools. By combining only our first VNPP project with ComEd and scalable sales projects like CPS, we enter the 4th Quarter and the beginning of 2004 with a backlog well over $25 million and the largest in our history.”

“We believe that the future of Electric City is in the area of negative power, and we have started to take the steps necessary to focus on this market,” stated Jeff Mistarz, CFO. “Since Virtual “Negawatt” Power revenues are backed by utility contracts, we do not anticipate experiencing the same level of revenue delay we have seen with scalable commercial sales as our customers have balanced their resources through an up and down economic recovery. If everything goes as we hope our revenue next year should show significant growth relative to the current or prior years.”

“The VNPP initiative is a great concept and our products are unique in their ability to address the needs of this potentially huge market,” stated Denis Enberg, Senior Vice President of Engineering. “The ComEd program is a win-win for everyone involved — the end user gets free energy saving technology, ComEd gets a completely dispatchable curtailment system at a very competitive price and we deliver approximately 1,500 EnergySavers.”

In reviewing accomplishments for the third quarter of 2003, Electric City management outlined significant milestones achieved during the period:

•	Signed up a series of large-scale customers for the ComEd VNPP system including several Chicago suburbs, McCormick Place Convention Center, Rosemont Convention Center and the State of Illinois facilities.

•	Completed the final VNPP agreements with Commonwealth Edison and started shipping product to customers.

•	Signed up a series of corporate VNPP customers including national agreements to participate in any VNPP system developed by the Company for other utilities in targeted regions of North America.

•	Receipt of a $4 million EnergySaver project for the Chicago Public Schools.

•	Continued reduction of SG&A expense, with a 17% reduction from the third quarter of 2002 and a 32% reduction from the first nine months of 2002.

•	Strengthened operations in preparation for full ComEd production requirements by completing a strategic alliance/outsourcing agreement with a major manufacturer.

•	Announced the closing of a preferred stock transaction that brought Cinergy Ventures into Electric City as a strategic investor. Cinergy Ventures is a wholly-owned subsidiary of Cinergy Corp (NYSE:CIN) – a diversified energy company based in Cincinnati, Ohio, with over $13 billion in assets.

A full analysis of the three month and nine month results are available in the Company’s 10-QSB, which is available on the Company’s website at www.elccorp.com or on Edgar.

About Electric City Corp.

Electric City is a leading developer, manufacturer and integrator of energy savings technologies and building automation systems. The Company currently markets the EnergySaver™, the GlobalCommander® and LightMaster™ energy conservation technologies, as well as its independent development of scalable, negative power systems under the trade name, Virtual “Negawatt” Power Plant “VNPP”®. The Company recently announced its first VNPP development – a 50 Megawatt, negative power system for Commonwealth Edison in Northern Illinois. Electric City is based in Elk Grove Village, Illinois and is traded on The American Stock Exchange under the symbol ELC. Additional information is available at the Company’s website at www.elccorp.com or by calling 847-437-1666.

Investor Relations Contact: Glen Akselrod, The Stockpage, Telephone 800-797-5683, e-mail glen@thestockpage.com

FORWARD LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Electric City’s current expectations about its future results, performance, prospects and opportunities. Electric City has tried to identify these forward-looking statements by using words and phrases such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Electric City and are subject to a number of risks, uncertainties and other factors that could cause Electric City’s actual results, performance, prospects or opportunities in the remainder of 2003 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks include those related to the Company’s timing of large scalable customer projects like the Chicago Public Schools, execution of its 50 MW VNPP project with Commonwealth Edison and implementation of growing backlog mentioned above. Other risks are referenced in Electric City’s current Annual Report on form 10-KSB or as may be described from time to time in Electric City’s subsequent SEC filings; and such factors as incorporated by reference.